Exhibit (4)(a)(i)

GE CAPITAL LIFE ASSURANCE COMPANY OF NEW YORK

GUARANTEE ACCOUNT ENDORSEMENT

The Contract, to which this endorsement is attached, is amended by adding the following sentence to the Guarantee Account section:

We reserve the right to limit or restrict amounts that may be allocated or transferred to the Guarantee Account.

This endorsement is effective on the Contract Date unless another date is specified on the Contract data pages.

For GE Capital Life Assurance Company of New York,

/s/    Pamela S. Schutz

Pamela S. Schutz

        President